[SBG LOGO] The Security Benefit
           Group of Companies
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January 8, 2003

Security Income Fund
One Security Benefit Place
Topeka, KS 66636-0001

Dear Sir/Madam:

I refer to the  registration  statement,  File No.  2-38414,  of Security Income
Fund, a Kansas  corporation,  hereinafter  referred to as the  "Company,"  being filed with the Securities and Exchange Commission for the purpose of registering under the Securities Act of 1933 the shares of the Company.

I have  examined  the Articles of  Incorporation  and the bylaws of the Company, minutes of the applicable meetings of the Board of Directors and stockholders of the Company,  and other  corporate  records,  applicable  certificates of public officials, and other documents I have deemed relevant.

Based upon the foregoing, it is my opinion that:

1.    The Company is duly  organized,  existing and in good  standing  under the laws of the State of Kansas.

2.    The Company has  authorization  to sell an indefinite  number of shares of capital  stock of par value of $1.00 per share  pursuant to an  indefinite registration of such shares made effective December 4, 1984.

3.    All necessary  corporate  actions have been taken to authorize the sale by
      the  Company,   for  the  consideration  set  forth  in  the  registration statement, and, upon the sale by the Company of those shares, they will be duly issued, fully paid and nonassessable.

Sincerely,

CHRIS SWICKARD

Chris Swickard, Esq.
Assistant Secretary
Security Income Fund

  One Security Benefit Place * Topeka, Kansas 66636-0001 * (785) 438-3000 *
                             www.securitybenefit.com